Exhibit 99.1
July 1, 2008
Investors May Contact:
Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780
Leyla Pakzad, Bank of America, 704.386.2024
Reporters May Contact:
Scott Silvestri, Bank of America, 1.980.388.9921
scott.silvestri@bankofamerica.com
Bank of America Completes Countrywide Financial Purchase
CHARLOTTE – Bank of America Corporation today completed its purchase of Countrywide Financial Corp. to create the nation’s leading mortgage originator and servicer.
Bank of America will focus on responsible home lending, serving as a reliable source of mortgages for the American consumer. Bank of America also will assist new and existing customers with selecting the right product to meet their needs.
“Mortgages are one of the three main cornerstone consumer financial products along with deposits and credit cards,” said Bank of America Chairman and Chief Executive Officer Kenneth D. Lewis. “This purchase significantly increases Bank of America’s market share in consumer real estate, and as our companies combine, we believe Bank of America will benefit from excellent systems and a broad distribution network that will offer more ways to meet our customers’ credit needs.”
As previously announced in April, Bank of America plans to offer the following types of first-lien mortgages: conforming loans underwritten to standard guidelines of government-sponsored enterprises and the government, including FHA and VA loans and other loans designed for low-and moderate-income borrowers; non-conforming loans with terms expected to produce no greater risk of default than conforming loans; interest-only fixed-rate and adjustable-rate mortgages (ARMs) that are subject to a 10-year minimum interest-only period, which lessens the possibility of short-term payment shock, and fixed-period ARMs that provide borrowers low initial rates with the security of fixed payments, subject to protections against steep increases in payment amounts.
Bank of America reiterated it will continue its long-established policy of not originating subprime mortgages. As announced previously, Bank of America will discontinue certain nontraditional mortgages – including option-ARM loans. It also will significantly curtail some other nontraditional mortgages, such as certain low-documentation loans and will implement enhanced borrower protections over time as part of the transition process.

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Countrywide’s existing customers eventually will gain access to a broad set of consumer financial products such as credit cards and deposit services.
“Now we begin to combine the two companies and prepare to introduce our new name and way of operating,” said Barbara Desoer, president of the combined mortgage, home equity and insurance businesses. “We have the opportunity to renew America’s confidence in homeownership with unmatched capabilities to deliver the products homebuyers need and understand and give customers a simple process and service experience they’ve come to expect.”
The company reiterated its combined national consumer mortgage division will be based in Calabasas, Calif. The combined company will begin originating mortgage and home equity products under the Bank of America brand by mid-2009.
The company anticipates substantial cost savings from combining the two companies. Cost reductions will come from a range of sources, including the elimination of positions announced last week, and the reduction of overlapping technology, vendor and marketing expenses. In addition, the company is expected to benefit by leveraging its broad product set to deepen relationships with existing Countrywide customers.
Under the terms of the agreement, shareholders of Countrywide received .1822 of a share of Bank of America stock in exchange for each share of Countrywide.
As previously announced in April, Bank of America will pursue a new goal to lend and invest $1.5 trillion for community development over the next 10 years beginning in 2009. The goal will focus on affordable housing, economic development and consumer and small business lending and replace existing community development goals of both companies.
Bank of America also previously announced a $35 million neighborhood preservation and foreclosure prevention package by both companies focusing on grants and low-cost loans to help local and national nonprofit organizations engaged in foreclosure prevention, and to purchase vacant single-family homes for neighborhood preservation. The combined company will modify or workout about $40 billion in troubled mortgage loans in the next two years and these efforts will keep an estimated 265,000 customers in their homes. The combined loss mitigation staffs will be maintained at the level of more than 3,900 for at least one year.

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Bank of America
Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, nearly 18,500 ATMs and award-winning online banking with nearly 25 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in more than 150 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 83 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.
www.bankofamerica.com
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